News Release

Patrick Industries, Inc. Reports First Quarter 2025 Financial Results
First Quarter 2025 Highlights (compared to First Quarter 2024 unless otherwise noted)
•Net sales increased 7% to $1.0 billion, driven by revenue growth of 14% and 7% in the Company's RV and Housing markets, respectively, which more than offset a 4% decline in Marine revenue and a 2% decline in Powersports revenue.
•Operating margin increased 10 basis points to 6.5%. Adjusted operating margin1 was 6.5% compared to 7.0% in the first quarter of 2024.
•Net income was $38 million and diluted earnings per share (EPS) was $1.11, compared to net income of $35 million and diluted EPS of $1.06 in the first quarter of 2024. Adjusted diluted EPS1 was $1.11 compared to $1.19 in the prior year period.
•Reported and adjusted diluted EPS1 included the dilutive impact of convertible notes and related warrants in the first quarter of 2025, or an estimated $0.05 per share, compared to $0.01 in the prior year period.
•EBITDA1 increased 9%, or $9 million, to $108 million, and adjusted EBITDA1 increased 4%; adjusted EBITDA margin1 decreased 40 basis points to 11.5%.
•Cash flow provided by operating activities grew to $40 million compared to $35 million in the same period last year. Free cash flow1 on a trailing twelve-month basis, was $251 million.
•Returned more than $22 million of cash to shareholders, including share repurchases of $8.5 million and regular quarterly dividends of $14 million; total net liquidity was $745 million at the end of the first quarter.
•Completed the acquisitions of Elkhart Composites, Inc. and Medallion Instrumentation Systems, LLC.
•Ended the first quarter with a total net leverage ratio of 2.7x.

ELKHART, IN, May 1, 2025 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the first quarter ended March 30, 2025.

Net sales increased 7%, or $70 million, to $1.0 billion, compared to the first quarter of 2024. The growth in net sales was due to stronger demand from our RV and Manufactured Housing ("MH") customers, which more than offset the impact of lower demand in our Marine and Powersports end markets.
Operating income increased approximately 10% to $66 million in the first quarter of 2025, compared to $59 million in the first quarter of 2024. Operating margin of 6.5% increased 10 basis points compared to 6.4% in the same period a year ago. Adjusted operating margin1, which excluded acquisition related transaction costs was 7.0% in the first quarter of 2024. First quarter 2025 adjusted operating margin1 declined 50 basis points to 6.5%, primarily reflecting the seasonality of our growing aftermarket business and higher SG&A and warehouse and delivery expenses primarily related to acquisitions.

Net income increased 9% to $38 million, or $1.11 per diluted share, compared to $35 million, or $1.06 per diluted share, in the first quarter of 2024. Adjusted net income1 was $38 million, or $1.11 per diluted share, in the first quarter of 2025, compared to adjusted net income1 of $39 million, or $1.19 per diluted share, in the first quarter of 2024. Reported and adjusted diluted earnings per share1 in the first quarter of 2025 include approximately $0.05 of dilution from our convertible notes and related warrants compared to $0.01 in the prior year period.

"The anticipated seasonal production increase in our RV and MH markets and dedication of our team members coupled with our commitment to the execution of our strategic and operating plans helped drive solid revenue growth and profitability in the first quarter," said Andy Nemeth, Chief Executive Officer. "Additionally, our diversified business model continues to demonstrate its resilience and value, with strength in our RV and Housing markets offsetting lower demand from our Marine and Powersports customers. The ongoing investments we have made in strategic acquisitions, automation initiatives, new product development, and our Advanced Product Group have resulted in a stronger, more resilient customer-service focused business that is well positioned to capture opportunities as market conditions evolve. We are committed to serving our customers at the highest level and striving to be the supplier of choice for the Outdoor Enthusiast and Housing markets, while advancing our full-solutions model and aftermarket growth initiatives."

Jeff Rodino, President – RV, said, "With our well-capitalized, strong balance sheet and cash flows, we continued to deploy capital in the first quarter toward our long-term growth objectives, completing the acquisitions of Elkhart Composites and Medallion Instrumentation Systems, which complement our existing product lines and expand the depth and breadth of solutions we can provide to our customers. We will continue to prudently deploy capital and manage our cost structure so that we are well positioned to navigate potential macroeconomic uncertainty, while retaining the ability to capture opportunities in any environment."

First Quarter 2025 Revenue by Market Sector (compared to First Quarter 2024 unless otherwise noted)
RV (48% of Revenue)
•Revenue of $479 million increased 14% while wholesale RV industry unit shipments increased 14%.
•Content per wholesale RV unit (on a trailing twelve-month basis) was flat at $4,870 when compared to the prior year period and the fourth quarter of 2024.

Marine (15% of Revenue)
•Revenue of $149 million decreased 4% while estimated wholesale powerboat industry unit shipments decreased 10%.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) was flat at $3,979 when compared to the same prior year period. Compared to the fourth quarter of 2024, estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 2%.

Powersports (8% of Revenue)
•Revenue of $81 million decreased 2%.

Housing (29% of Revenue, comprised of MH and Industrial)
•Revenue of $295 million increased 7%; estimated wholesale MH industry unit shipments increased 6%; total housing starts decreased 2%.
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 4% to $6,671 when compared to the same prior year period. Compared to the fourth quarter of 2024, estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 1%.

Balance Sheet, Cash Flow and Capital Allocation
In the first quarter of 2025, cash provided by operating activities was $40 million compared to $35 million for the prior year period. Purchases of property, plant and equipment totaled $20 million in the first quarter of 2025, reflecting continued investment in automation and innovation initiatives coupled with maintenance capital expenditures. On a trailing twelve-month basis, free cash flow1 through the first quarter of 2025 was $251 million compared to $391 million through the first quarter of 2024. Long-term debt increased approximately $110 million during the first quarter of 2025, primarily due to the acquisitions of Elkhart Composites and Medallion Instrumentation Systems.
Patrick remained disciplined in allocating and deploying capital during the quarter while returning cash to shareholders. During the quarter, the Company repurchased approximately 99,800 shares for $8.5 million and paid regular quarterly dividends of $14 million to shareholders. Unused capacity under the Company's share repurchase authorization was $191.5 million at the end of the first quarter.
Our total debt at the end of the first quarter was approximately $1.4 billion, resulting in a total net leverage ratio of 2.7x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $745 million.

Business Outlook and Summary
"The first quarter results were in line with our plan, reflecting thoughtful production increases in our RV market to flexibly position for the retail selling season, coupled with the successful implementation of our strategic initiatives, which all helped to drive revenue growth, solid profitability, and improved cash flow generation," continued Mr. Nemeth. "As we enter the second quarter, the announced multi-country tariff rollout has resulted in higher levels of macroeconomic uncertainty and cautionary reports on consumer sentiment. Our team has the experience necessary to maneuver effectively through market volatility and we believe that this period of heightened uncertainty will reinforce our value proposition to our customers and stakeholders as we continue to harness our scale and flexibility with our full solutions model to best serve our customers in any environment. Our teams continue to leverage our proven strategic and operational playbook, strong liquidity position, and disciplined capital allocation strategy to execute on our strategic plan. As we move forward, we are focused on maintaining our financial strength and flexibility to continue to execute on our disciplined capital allocation strategy and also be able to pivot quickly and scale where needed, while continuing to drive long-term shareholder value and showcasing the earnings power of Patrick's business model.”

1 See additional information at the end of this release regarding non-GAAP financial measures.

Conference Call Webcast
Patrick Industries will host an online webcast of its first quarter 2025 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, May 1, 2025 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs approximately 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East.

The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those express or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
($ and shares in thousands, except per share data)	March 30, 2025	March 31, 2024
Net sales	$1,003,420	$933,492
Cost of goods sold	774,829	728,637
Gross profit	228,591	204,855

Operating Expenses:
Warehouse and delivery	44,582	37,449
Selling, general and administrative	93,931	85,246
Amortization of intangible assets	24,509	22,818
Total operating expenses	163,022	145,513
Operating income	65,569	59,342
Interest expense, net	19,112	20,090
Income before income taxes	46,457	39,252
Income taxes	8,219	4,159
Net income	$38,238	$35,093

Basic earnings per common share (1)	$1.17	$1.08
Diluted earnings per common share (1)	$1.11	$1.06

Weighted average shares outstanding - Basic (1)	32,671	32,480
Weighted average shares outstanding - Diluted (1)	34,416	33,120
(1)Prior year period reflects the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
($ in thousands)	March 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$86,561	$33,561
Trade and other receivables, net	289,059	178,206
Inventories	553,924	551,617
Prepaid expenses and other	46,140	59,233
Total current assets	975,684	822,617
Property, plant and equipment, net	406,798	384,903
Operating lease right-of-use assets	199,215	200,697
Goodwill and intangible assets, net	1,592,780	1,600,125
Other non-current assets	12,300	12,612
Total assets	$3,186,777	$3,020,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	55,489	53,697
Accounts payable	223,230	187,915
Accrued liabilities	119,853	105,753
Total current liabilities	404,822	353,615
Long-term debt, less current maturities, net	1,422,272	1,311,684
Long-term operating lease liabilities	147,900	151,026
Deferred tax liabilities, net	55,609	61,346
Other long-term liabilities	14,906	14,917
Total liabilities	2,045,509	1,892,588

Total shareholders' equity	1,141,268	1,128,366

Total liabilities and shareholders' equity	$3,186,777	$3,020,954

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	First Quarter Ended
($ in thousands)	March 30, 2025	March 31, 2024
Cash flows from operating activities
Net income	$38,238	$35,093
Depreciation and amortization	42,646	40,335
Stock-based compensation expense	5,249	5,460
Deferred income taxes	(5,737)	—
Other adjustments to reconcile net income to net cash provided by operating activities	1,232	853
Change in operating assets and liabilities, net of acquisitions of businesses	(41,551)	(46,565)
Net cash provided by operating activities	40,077	35,176
Cash flows from investing activities
Purchases of property, plant and equipment	(20,171)	(15,495)
Business acquisitions and other investing activities	(45,915)	(355,229)
Net cash used in investing activities	(66,086)	(370,724)
Net cash flows provided by financing activities	79,009	341,749
Net increase in cash and cash equivalents	53,000	6,201
Cash and cash equivalents at beginning of year	33,561	11,409
Cash and cash equivalents at end of period	$86,561	$17,610

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation of earnings per common share:

	First Quarter Ended
($ in thousands, except per share data)	March 30, 2025	March 31, 2024
Numerator:
Earnings for basic earnings per common share calculation	$38,238	$35,093
Denominator: (1)
Weighted average common shares outstanding - basic	32,671	32,480
Weighted average impact of potentially dilutive convertible notes	1,067	307
Weighted average impact of potentially dilutive warrants	395	—
Weighted average impact of potentially dilutive securities	283	333
Weighted average common shares outstanding - diluted	34,416	33,120
Earnings per common share: (1)
Basic earnings per common share	$1.17	$1.08
Diluted earnings per common share	$1.11	$1.06
(1)Prior year period reflects the impact of the three-for-two stock split paid in December 2024.

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, loss on sale of property, plant and equipment, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax and acquisition related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs and acquisition related fair-value inventory step-up adjustments. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

	First Quarter Ended
($ in thousands)	March 30, 2025	March 31, 2024
Net income	$38,238	$35,093
+ Depreciation & amortization	42,646	40,335
+ Interest expense, net	19,112	20,090
+ Income taxes	8,219	4,159
EBITDA	108,215	99,677
+ Stock-based compensation	5,249	5,460
+ Acquisition related transaction costs	64	4,998
+ Acquisition related fair-value inventory step-up	—	822
+ Loss (gain) on sale of property, plant and equipment	2,042	(14)
Adjusted EBITDA	$115,570	$110,943
The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
($ in thousands)	March 30, 2025	March 31, 2024
Cash flows from operating activities	$331,742	$444,798
Less: purchases of property, plant and equipment	(80,358)	(54,216)
Free cash flow	$251,384	$390,582

The following table reconciles operating margin to adjusted operating margin:

	First Quarter Ended
	March 30, 2025	March 31, 2024
Operating margin	6.5%	6.4%
Acquisition related fair-value inventory step-up	—%	0.1%
Acquisition related transaction costs	—%	0.5%
Adjusted operating margin	6.5%	7.0%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

	First Quarter Ended
($ in thousands, except per share data)	March 30, 2025	March 31, 2024
Net income	$38,238	$35,093
+ Acquisition related fair-value inventory step-up	—	822
+ Acquisition related transaction costs	64	4,998
- Tax impact of adjustments	(16)	(1,488)
Adjusted net income	$38,286	$39,425

Diluted earnings per common share (1)	$1.11	$1.06
Acquisition related transaction costs, net of tax (1)	—	0.11
Acquisition related fair-value inventory step-up, net of tax (1)	—	0.02
Adjusted diluted earnings per common share (1)	$1.11	$1.19
(1)Prior year period reflects the impact of the three-for-two stock split paid in December 2024.